UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2015

KBS REAL ESTATE INVESTMENT TRUST, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-52606	20-2985918
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Disposition of 101 Independence
On May 1, 2015, KBS Real Estate Investment Trust, Inc. (the “Company”), through an indirect wholly owned subsidiary, sold an office building containing 565,694 rentable square feet located in Charlotte, North Carolina (“101 Independence”) to a purchaser unaffiliated with the Company or its advisor for $107.8 million or $106.8 million net of concessions and credits.  The carrying value of 101 Independence as of the date of sale was $69.5 million, which is net of $13.3 million of accumulated depreciation and amortization.  The purchaser is not affiliated with the Company or its advisor.  The Company recognized a gain on the disposition of 101 Independence of approximately $35.0 million after fees and expenses.
In connection with the disposition of 101 Independence, the Company repaid the entire $65.3 million principal balance and all other sums due under a mortgage loan secured by 101 Independence, including a prepayment premium of $4.4 million.
Disposition of Beaver Valley
On March 30, 2015, the Company, through an indirect wholly owned subsidiary, sold an office building containing 263,503 rentable square feet located in Wilmington, Delaware (“Beaver Valley”) for $61.8 million or $61.6 million net of concessions and credits.  The carrying value of Beaver Valley as of the date of sale was $46.1 million, which is net of $12.5 million of accumulated depreciation and amortization.  The purchaser is not affiliated with the Company or its advisor. The Company recognized a gain on the disposition of Beaver Valley of approximately $13.4 million after fees and expenses.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: May 5, 2015	BY:	/s/ DAVID E. SNYDER
David E. Snyder
Chief Financial Officer